Exhibit 99.1

PENN NATIONAL GENERAL COUNSEL, CARL SOTTOSANTI, TO RETIRE AFTER DISTINGUISHED 17 YEAR CAREER;

TO BE REPLACED BY VETERAN GAMING INDUSTRY LEGAL EXECUTIVE, HARPER KO

WYOMISSING, PA (November 19, 2020) – Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that Carl Sottosanti, Executive Vice President, General Counsel and Secretary, plans to retire effective December 31, 2020. As his successor, the Company named 20 year gaming industry legal executive, Harper Ko, who will serve as Executive Vice President, Chief Legal Officer and Secretary, effective January 1, 2021, subject to customary regulatory approvals. Ms. Ko joins Penn National from Everi Holdings Inc. (EVRI: NYSE), where she has served as Executive Vice President and Chief Legal Officer – General Counsel.

Throughout his distinguished 17-year career at Penn National, Carl Sottosanti has played a critical role in helping drive the Company’s growth and evolution from a small regional gaming operator into the nation’s leading omnichannel provider of retail and interactive gaming, sports betting and entertainment.

Mr. Sottosanti joined Penn National in 2003 as Vice President of Legal & Business Affairs and Deputy General Counsel. He helped lead the legal and regulatory efforts surrounding the Company’s acquisitions of Hollywood Casino Corporation and Argosy Gaming, each of which doubled the size of Penn National at the time. He also helped oversee Penn National’s corporate governance, as well as labor and employment matters.

In 2014, Mr. Sottosanti was promoted to Executive Vice President and General Counsel and helped guide Penn National through the next chapter of its growth story, including the acquisition and successful integration of Pinnacle Entertainment, as well as its investment in Barstool Sports.

“Throughout his career at Penn National, Carl has been known for his tireless work ethic, dogged determination, and fierce advocacy in support of our company’s interests,” said Jay Snowden, President and Chief Executive Officer. “Carl has been a trusted personal advisor and a consummate teammate, and while he’ll be leaving behind some big shoes to fill, I’m confident that Harper Ko will do a great job in carrying on the standard of excellence that Carl has established for our Legal Department.”

Harper Ko brings more than 20 years of corporate legal and regulatory compliance experience on behalf of gaming equipment suppliers and casino operators to her new role at Penn National. She has served as Executive Vice President, Chief Legal Officer – General Counsel and Secretary at Everi since 2017 and was tapped to help guide the former Global Cash Access through its ongoing transition to a full-service casino gaming equipment and payment solutions provider.

“Harper brings a wealth of expertise regarding the industry’s complex regulatory and compliance requirements that will serve us well as we continue to execute our growth strategies across our land-based, interactive and sports betting platforms,” said Mr. Snowden. “We’re excited to add someone of her caliber to our team.”

Prior to joining Everi, Ms. Ko served as Deputy General Counsel, Gaming for Scientific Games Corporation. During her time there from November 2014 – December 2017, she led the legal integration of Bally Gaming, Inc., SHFL entertainment Inc., and WMS Gaming Inc. into the Scientific Games Gaming division and served as a strategic advisor to their Gaming unit executive management team on all material commercial transactions, customer and third-party issues, and regulatory compliance and litigation matters. Ms. Ko joined Scientific Games following its acquisition of Bally Gaming, Inc. in November 2014 where she served as Assistant General Counsel beginning in November 2007. Prior to that Ms. Ko was a Contract Attorney with Harrah’s Operating Company and Associate Corporate Counsel for Aristocrat Technologies, Inc. Ms. Ko began her career in the gaming industry as Staff Counsel for WMS Gaming Inc. from May 2000 to August 2004.

Ms. Ko holds a J.D. from Chicago-Kent College of Law, and a B.S. in Psychology as a Natural Science from the University of Michigan. She is a Board Member at Project 150, a 501(c)3 non-profit charitable organization committed to helping over 2,500 students in 45 high schools across Las Vegas. Ms. Ko previously served as an Officer (co-General Counsel, Vice President) of the Association of Gaming Equipment Manufacturers, and is a past recipient of the Rising Star Award by Great Women in Gaming.

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About Penn National Gaming

With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the myChoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

CONTACT:

Eric Schippers

Sr. Vice President, Public Affairs

Penn National Gaming

610/373-2400

Joseph N. Jaffoni, Richard Land

JCIR

212/835-8500 or penn@jcir.com